UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

ContraFect Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36577	39-2072586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28 Wells Avenue, 3rd Floor, Yonkers, New York 10701

(Address of principal executive offices) (Zip Code)

(914) 207-2300

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On July 21, 2016, ContraFect Corporation (the “Company”) delivered written notice to Cowen and Company, LLC (“Cowen”) terminating its Sales Agreement between the Company and Cowen dated January 20, 2016 (the “Sales Agreement”). The termination will be effective as of August 1, 2016, ten (10) days from the date of the notice, pursuant to the terms of the Sales Agreement. Prior to termination, the Company had not sold, and will not sell, any shares of its common stock pursuant to the Sales Agreement.

A copy of the Sales Agreement was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2016 (the “Prior Form 8-K”). The description of the Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Sales Agreement filed as Exhibit 1.1 to the Prior Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2016, the Board of Directors of the Company appointed Steven C. Gilman, Ph.D. as the Company’s President and Chief Executive Officer (the “Appointment”).

Dr. Gilman has served as the Company’s Interim Chief Executive Officer since March 21, 2016, and as Chairman of the Board since May 2015. Until 2015, he served as the Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals, a biopharmaceutical company, until its acquisition by Merck & Co. Prior to joining Cubist in 2008, he served as Chairman of the Board of Directors and Chief Executive Officer of ActivBiotics, a privately held antibacterials company. Previously, he worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles including Vice President and General Manager of the Inflammation franchise. Dr. Gilman currently serves on the board of directors of publicly traded companies Keryx Biopharmaceuticals, Inc., Momenta Pharmaceuticals, Inc., Vericel Corporation and SCYNEXIS Inc. The Company believes that Dr. Gilman’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of the Board.

Under the terms of a letter agreement between Dr. Gilman and the Company entered into on July 21, 2016 in connection with the Appointment (the “July Agreement”), Dr. Gilman will serve as the President and Chief Executive Officer of the Company under the previously disclosed terms of the letter agreement between Dr. Gilman and the Company dated March 21, 2016 (the “March Agreement”) until the March Agreement expires on September 21, 2016. Beginning on September 21, 2016, Dr. Gilman will serve as President and Chief Executive Officer of the Company under the terms of the July Agreement. The July Agreement expires on July 1, 2018, unless earlier terminated by the parties in accordance with its terms, and entitles Dr. Gilman to continue receiving base salary payments at the annualized rate of $525,000 as well as the opportunity to earn an annual performance-based bonus targeted at 75% of his base salary, with the ability to earn a bonus of up to 125% of his base salary for exceeding targeted performance.

Dr. Gilman has also agreed to serve as Chairman of the Board, without additional compensation, for any period during the term of the July Agreement that he is elected to serve as a Board member, and the Company has agreed to nominate Dr. Gilman for reelection to the Board by the Company’s stockholders upon any expiration of the term of Dr. Gilman’s Board service that occurs during the term of the July Agreement. In addition, during the period commencing on September 21, 2016 and ending on December 31, 2018 (regardless of Dr. Gilman’s continued employment), the Company has agreed to offer Dr. Gilman and his eligible spouse and dependents medical, dental and vision insurance coverage at substantially the same benefit levels as provided from time to time to active executive officers of the Company and to pay the full premiums for such coverage. Dr. Gilman will be subject to non-competition and employee non-solicitation covenants during the term of the July Agreement and thereafter through December 31, 2018.

The Company plans to consider a grant of additional stock options to Dr. Gilman in connection with his employment as President and Chief Executive Officer.

If, during the term of the July Agreement, the Company terminates Dr. Gilman’s employment without “cause” or Dr. Gilman resigns his employment for “good reason” (as these terms are defined in the July Agreement), subject to Dr. Gilman signing and not revoking a general release of claims, Dr. Gilman will be entitled to receive a lump-sum payment in an amount equal to $300,000 (or, if the employment termination occurs on or within 12 months following a change in control of the Company, 150% of his then-current base salary) and accelerated vesting of all of his unvested Company stock options that are subject solely to service-based vesting conditions. Additionally, upon termination of Dr. Gilman’s employment for any reason during the term of the July Letter, any vested Company stock options held by Dr. Gilman as of the employment termination date will generally remain exercisable for two years.

The foregoing description of the July Agreement does not purport to be complete and is qualified in its entirety by reference to the July Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated July 21, 2016, between ContraFect Corporation and Steven C. Gilman, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTRAFECT CORPORATION

Date: July 21, 2016	By:	/s/ Natalie Bogdanos
Natalie Bogdanos
General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated July 21, 2016, between ContraFect Corporation and Steven C. Gilman, Ph.D.